Exhibit 99.1
Investors May Contact: Keith R. Style V.P.-Finance and Investor Relations (212) 885-2530 investor@asburyauto.com

Reporters May Contact:

Stephanie Lowenthal

RF|Binder Partners

(212) 994-7619

Stephanie.Lowenthal@RFBinder.com

Asbury Automotive Group Names Craig T. Monaghan Incoming Senior Vice President and Chief Financial Officer

New York, NY, April 29, 2008 – Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that Craig T. Monaghan has been named incoming Senior Vice President and Chief Financial Officer. Mr. Monaghan will replace J. Gordon Smith effective May 9, 2008.

Mr. Monaghan, 51, was most recently Chief Financial Officer at Sears Holdings Corp. Between 2000 and 2006, he was Chief Financial Officer of AutoNation, Inc., the nation’s largest automotive retailer. Previously, he was Chief Financial Officer of iVillage.com which he helped take public in 1999. Earlier in his career, he was with Reader’s Digest Association, Bristol-Myers Squibb Co. and General Motors Corp. Mr. Monaghan holds a B.S. in Industrial Engineering from Lehigh University, which he attended on a ROTC scholarship. After graduation, he completed his service in the United States Army, rising to the rank of Captain before returning to school and earning his M.B.A. at Wharton.

“We are very pleased to welcome Craig Monaghan to Asbury’s senior management team,” said Charles R. Oglesby, President and CEO. “Craig brings to Asbury a combination of exceptional experience in our industry, from his six years as AutoNation’s CFO, and nearly two decades of additional experience as a finance executive with blue-chip companies in several other industries. His unique perspective should prove valuable at Asbury as we continue navigating today’s challenging retail environment and executing against our long-term growth strategies.”

Mr. Oglesby continued, “We would like to thank Gordon Smith for his many contributions to Asbury’s success over the last five years, and I am personally appreciative of his support during my first year as President and CEO. Additionally, we are fortunate that Gordon has agreed to continue working with us as a consultant over the next several months as Craig transitions into his new role.”

Mr. Monaghan commented, “I have always had the highest respect for Asbury and am thrilled to be joining such a great team. Likewise, I am delighted to be back in an exciting industry that I have enjoyed for many years.”

About Asbury Automotive Group

Asbury Automotive Group, Inc. (“Asbury”), headquartered in New York City, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 90 retail auto stores, encompassing 122 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to our goals, plans, expectations and strategies. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, the Company's ability to execute its long-term growth strategies. These and other risk factors are discussed in the Company's annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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